Exhibit 3(ii)(a)

ARTICLES OF AMENDMENT
OF THE
AMENDED ARTICLES OF INCORPORATION
OF
BALL CORPORATION

The above corporation (hereinafter referred to as the “Corporation”) existing pursuant to the Indiana Business Corporation Law, as amended (the “Act”), desiring to give notice of corporate action effectuating amendment of certain provisions of its Amended Articles of Incorporation, as amended, sets forth the following facts:

ARTICLE I
NAME OF CORPORATION; DATE OF INCORPORATION

Section 1.01.                      Name.  The name of the Corporation is Ball Corporation.

Section 1.02.                      Date of Incorporation.  The date of incorporation of the Corporation is December 19, 1922.

ARTICLE II
AMENDMENT

Section 2.01.                      Amendment.  The Amended Articles of Incorporation are hereby amended to add Article X, Section A, as set forth below, with the subsequent Articles to be renumbered consecutively thereafter:

“Article X—Section A. Election

Each director shall be elected by a majority of the votes cast either in person or by proxy and entitled to vote at any meeting for the election of directors at which a quorum is present; provided, however, that if as of the record date for the meeting there are more nominees than positions on the board to be filled by election at such meeting, each director shall be elected by a plurality of the votes cast by the shares represented in person or by proxy at such meeting and entitled to vote on the election of directors.”

ARTICLE III
MANNER AND DATE OF ADOPTION AND VOTE

Section 3.01.                      Action by Directors.  The Board of Directors of the Corporation duly adopted a resolution approving the terms and provisions of the Articles of Amendment of the Amended Articles of Incorporation as set forth in these Articles of Amendment.  The resolution was duly adopted at a meeting of the Board of Directors held on February 4, 2015, at which a quorum was present.  The vote complied with the requirements set forth in the Bylaws of the Corporation.

Section 3.02.                      Action by Shareholders.  The Articles of Amendment were adopted by the vote of holders of common stock during a meeting called by the Board of Directors on April 29, 2015, at which a quorum was present.  The results of such vote are as follows:

DESIGNATION OF SHAREHOLDERS:	Common Stock Holders
SHARES ENTITLED TO VOTE:	137,506,291
NUMBER OF SHARES REPRESENTED AT MEETING:	122,799,946
NUMBER OF VOTES CAST IN FAVOR:	111,240,429
NUMBER OF VOTES CAST AGAINST:	1,346,816

Section 3.03.                      Adoption Date.  The date of the adoption of the foregoing amendment is April 29, 2015.

Section 3.04.                      Effective Date.  The Effective date of the Articles of Amendment of the Amended Articles of Incorporation is the date of filing of the Articles of Amendment.

Section 3.05.                      Compliance with Legal Requirements.  The manner of the adoption of these Articles of Amendment of the Amended Articles of Incorporation and the vote by which they were adopted, constitute full legal compliance with the provisions of the Act, the Amended Articles of Incorporation, and the Bylaws of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned officer of the Corporation executes these Articles of Amendment of the Amended Articles of Incorporation of the Corporation, and verifies, subject to penalties of perjury, that the facts contained herein are true, this 26th day of June 2015.

Ball Corporation, an Indiana corporation

By:	/s/ Charles E. Baker

Printed:	Charles E. Baker

Title:	Vice President

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